Exhibit 99.1

FirstEnergy Corp.	For Release: December 5, 2025
341 White Pond Drive
Akron, Ohio 44320
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Tricia Ingraham	Karen Sagot
(330) 384-5247	(330) 761-4286

FirstEnergy Transmission, LLC Announces Launch of Exchange Offer
For its 4.750% Senior Notes Due 2033

FAIRMONT, W.Va. – FirstEnergy Transmission, LLC (“FET” or the “Company”), a subsidiary of FirstEnergy Corp. (NYSE: FE) and a holding company of electric transmission companies operating in Ohio, Pennsylvania, West Virginia, Maryland and Virginia, today announced an offer to exchange up to $450 million aggregate principal amount of its outstanding 4.750% Senior Notes due 2033 (the “Outstanding Notes”) for an equal amount of 4.750% Senior Notes due 2033 registered under the Securities Act of 1933, as amended (the “New Notes”).

The exchange offer will expire at 5:00 p.m., New York City time, on January 7, 2026, unless extended. Tenders of Outstanding Notes must be made before the exchange offer expires and may be withdrawn any time prior to the expiration of the exchange offer. The exchange offer is being made to satisfy the Company’s obligations under a registration rights agreement entered into in connection with the issuance of the Outstanding Notes and does not represent a new financing transaction.

The terms of the exchange offer are set forth in a prospectus dated December 5, 2025. Copies of the prospectus and the other exchange offer documents may be obtained from the exchange agent:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By Mail or in Person

U.S. Bank Trust Company, National Association
Attn: Corporate Actions

111 Fillmore Avenue
St. Paul, MN 55107-1402

For Email or Facsimile Transmission (for Eligible Institutions Only)

Email: cts.specfinance@usbank.com
Facsimile: (651) 466-7367

For Information and to Confirm by Telephone

(800) 934-6802

This news release is for informational purposes only and is neither an offer to buy or sell nor a solicitation of an offer to buy or sell any Outstanding Notes or New Notes. The exchange offer is being made only pursuant to the exchange offer prospectus, which is being distributed to holders of the Outstanding Notes and has been filed with the Securities and Exchange Commission as part of the Company’s Registration Statement on Form S-4 (File No. 333- 291265), which was declared effective on December 3, 2025.

Discussion of Forward-Looking Statements About FET
Statements in this document regarding FET that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the Company’s business, results, financial position, liquidity, and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, FET undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see FET’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Cautionary Note Regarding Forward-Looking Statements set forth in these filings and any updates to such risk factors and Cautionary Note Regarding Forward-Looking Statements contained in any subsequent reports on Form 10-K, Form 10-Q or Form 8-K.
(120525)